EXHIBIT 10.16

AGREEMENT

     This AGREEMENT (this “Agreement”) is made as of June 5, 2006, by and between Federated Department Stores, Inc., a Delaware corporation (“FDS”), on behalf of itself and as agent of each of the FDS Divisions listed on the signature page hereto, and The Knot, Inc., a Delaware corporation (“TK”).

     WHEREAS, TK is contemplating entering into that certain Agreement and Plan of Merger and Reorganization, to be dated as of June 5, 2006, by and among WeddingChannel.com, Inc. (the “Company”), a wholly-owned subsidiary of TK to be formed for the purposes of the transaction, the stockholder representative named therein, and TK (the “Merger Agreement”); and

     WHEREAS, in connection with TK’s execution of the Merger Agreement, TK and FDS agree to the matters set forth below.

1.     Knot, Inc. Agreements.

(a)	It is the intent of FDS and TK to negotiate in good faith to reach an agreement on commercially reasonable terms related to making FDS the primary registry partner of TK following the expiration of the current terms of the registry agreements in effect with TK’s current registry partners.

(b)	FDS shall continue to have a right to nominate one representative to the Board of Directors of TK as contemplated by that certain Common Stock Purchase Agreement, dated as of February 19, 2002, by and between TK and May Bridal Corporation, as amended, for so long as FDS’ continues to own more than 5% of the outstanding common stock or voting power of TK; provided, that if FDS’ ownership percentage of the common stock or voting power of TK decreases below such level, FDS shall be entitled to designate one board observer to attend TK board meetings for so long as the Registry Agreement between TK and the Company remains in effect. For purposes hereof, the outstanding common stock or voting power of TK shall be based on the outstanding common stock or voting power of TK immediately following the closing of the transactions contemplated by the Merger Agreement and only sales or transfers (other than transfers to affiliates of FDS) of TK common stock by FDS or any of its affiliates shall be taken into consideration in determining whether the 5% ownership level has been satisfied.

(c)	The Media Services Agreement, dated February 19, 2002 (the “May Agreement”), between the May Company and TK shall remain in effect until the termination of the current term thereof. FDS hereby provides notice that such agreement will not be renewed beyond the current term. The rights, liabilities and obligations of TK and FDS following the termination or expiration of the May Agreement will be determined pursuant to the terms thereof; provided, however, that FDS shall not be required to pay from and after the effective date of termination any Commissions (as defined therein) pursuant to Section 4(d) of the May Agreement, other than those Commissions payable with respect to transactions occurring prior to the effective date of termination, if any.

(d)	Commencing one (1) year from the closing of the transactions contemplated by the Merger Agreement, and for so long as FDS (or its affiliates) owns at least 5% of the outstanding common stock of TK determined as of the closing of the transactions contemplated by the Merger Agreement, FDS will have registration rights consistent with the registration rights granted to FDS in that certain Second Amended and Restated Investors' Rights Agreement, dated April 24, 2000, by and among the Company and the Investors listed thereon, which shall include one demand/S-3 registration right and customary piggyback and shelf registration rights. Following the closing of the transactions contemplated by the Merger Agreement, FDS and TK will negotiate in good faith a registration rights agreement reflecting the foregoing.

2.     Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

3.     Effectiveness of This Agreement. This Agreement shall be effective only upon the closing of the transactions contemplated by the Merger Agreement. In the event the transactions contemplated thereby are not consummated in accordance therewith, this Agreement shall be of no force and effect and shall be null and void as if never executed.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

FEDERATED DEPARTMENT STORES, INC., a Delaware corporation

(for itself and as agent for Bloomingdale’s, Inc.; Macy’s West and Macy’s Northwest, divisions of Macy’s Department Stores, Inc.,; Macy’s North, Macy’s South, Macy’s Midwest and Macy’s East, divisions of Federated Retail Holdings, Inc.; Macy’s Florida Stores, LLC; and Macy’s TX I, LP.

By: /s/ RONALD W. TYSOE Name: Ronald W. Tysoe Title: Vice Chair

THE KNOT, INC., a Delaware corporation

By: /s/ DAVID LIU Name: David Liu Title: CEO